FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


                             PYR Energy Corporation
                             ----------------------
             (Exact Name of registrant as specified in its charter)


       Delaware                                            95-4580642
 ----------------------                                ------------------
(State of incorporation                                  I.R.S. Employer
   or organization)                                   (Identification No.)


                1675 Broadway, Suite 1150, Denver, Colorado 80202
                -------------------------------------------------
               (Address of principal executive officer) (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class                         Name of each exchange on which
   to be so registered                         each class is to be registered

$0.001 Par Value Common Stock                     American Stock Exchange
----------------------------                      -----------------------


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None*
--------------------------------------------------------------------------------
                                (Title of class)


--------------------------------------------------------------------------------
                                (Title of class)

* The Registrant previously has registered the Registrant's $0.001 par value common stock under Section 12(g).

Item 1. Description of Registrant's Securities to be Registered.
        --------------------------------------------------------

        $0.001 Par Value Common Stock

     The capital stock of PYR Energy Corporation (the "Company") to be registered on the American Stock Exchange is the Company's $0.001 par value common stock (the "Common Stock").

     Each share of Common Stock is entitled to share equally in dividends from sources legally available therefor when, as, and if declared by the Board Of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to the holders of the Company's Common Stock. Each holder of Common Stock is entitled to one vote per share for all purposes. The Certificate Of Designation Of Preferences with respect to the Company's Series A Preferred Stock requires the approval of the holders of more than 50% of the outstanding Series A Preferred Stock prior to the payment of any dividends on the Common Stock. The holders of Common Stock have no preemptive rights and there is no cumulative voting, redemption right or right of conversion with respect to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable. The Board Of Directors is authorized to issue additional shares of Common Stock within the limits authorized by the Company's Certificate Of Incorporation and without stockholder action.

Item 2. Exhibits
        --------

     1. All exhibits required by the Instructions to Item 2 will be supplied to the American Stock Exchange and hereby are incorporated into this Form 8-A.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                     PYR ENERGY CORPORATION



Date:  December 7, 1999              By:  /s/ D. Scott Singdahlsen
                                          ------------------------
                                          D. Scott Singdahlsen
                                          President and Chief Executive Officer

                                December 7, 1999


BY EDGAR

Securities And Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      PYR Energy Corporation
                  Form 8-A
                  Registration of Common Stock pursuant to Section 12(b)

Gentlemen and Ladies:

     Enclosed for filing on behalf of PYR Energy Corporation (the "Company") is a Form 8-A registering the Company's Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended, in connection with the Company's application to list the Common Stock on the American Stock Exchange ("AMEX").

     In addition, please consider this letter as a request for the acceleration of the effective date of the Form 8-A. It is the Company's understanding that the registration will not be effective until the Securities And Exchange Commission has been notified by AMEX that the Company's securities have been approved by the AMEX for listing and registration.

     Please feel free to contact me at (303) 825-3748 or Francis B. Barron of Patton Boggs LLP at (303) 830-1776 if you have any questions or require any additional information concerning this matter. Thank you for your assistance.

                                           Sincerely,

                                           PYR ENERGY CORPORATION



                                           By:   /s/ Andrew P. Calerich
                                                 -------------------------------
                                                 Andrew P. Calerich,
                                                 Chief Financial Officer

cc: American Stock Exchange (w/ enc.)